Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of UPFC Auto Receivables Trust 2007-A, comprising part of the Registration Statement (No. 333-140138) of UPFC Auto Financing Corporation, on Form S-3 of our report dated March 1, 2007 relating to the consolidated financial statements of MBIA Insurance Corporation, which is included in Exhibit 99 in MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 11, 2007